Exhibit 99.2

VIAVID
communications simplified.

COMSovereign Holding Corp.

Second Quarter 2021 Earnings Conference Call

August 16, 2021

C O R P O R A T E  P A R T I C I P A N T S

Steve Gersten, Director, IR

Daniel Hodges, Chairman & CEO

C O N F E R E N C E  C A L  P A R T I C I P A N T S

Jamie Halegoua, Delaware Street Capital

Theodore O’Neill, Litchfield Hills Research

Lee Harper, Hemmick

David Lavigne Trickle Research

Larry Holub, Holub Family Office

Michael Shaw, Shaw Capital

Darren Shriver, Private Investor

P R E S E N T A T I O N

Operator

Good afternoon, and welcome to the COMSovereign Holding Corp’s Second Quarter 2021 Earnings Conference Call.

Please note, this event is being recorded.

I would now like to turn the conference over to Steve Gersten. Please go ahead.

Steve Gersten

Thank you, Operator.

Good afternoon and welcome to COMSovereign Holding Corp.’s 2021 Second Quarter Earnings Call. My name is Steve Gersten, and I’m the Director of Investor Relations for COMSovereign.

Joining us today is Dan Hodges, Chairman and CEO, who will provide prepared remarks, and then we’ll open the call up for questions.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Before we begin, I’d like to remind everyone that certain statements made during this call that are not historical facts but are forward-looking statements that reflect Management’s current expectations, assumptions, and estimates of future performance and economic conditions and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein.

The forward-looking statements contained in this call are made as of the date of this call, and the Company disclaims any intention or obligation other than imposed by law to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We encourage you to review our publicly filed documents, including our SEC filings, news releases and websites for more information about the Company.

With that, I’d like to turn it over the call to Dan.

Daniel Hodges

Thank you, Steve.

Good afternoon, everyone. Welcome to our Second Quarter 2021 Conference Call.

I’m going to run through the second quarter financials, and then move to the more relevant part of the call, discussing the business more broadly, and touching upon what we think are the important developments now occurring in our business. After that, I’m going to open the call up for questions. Should you have any questions after this call, or if you don’t already receive our news releases and SEC filings, please contact Steve Gersten.

Looking at the second quarter results, we can just now see the first early signs of the steady upward progress we’re making in the business. This progress is the result of our initial investments to integrate our businesses, and to fund increased production early in the second quarter. It is this investment which is now showing up these past weeks in the third quarter.

I’m going to start with the customary overview of the quarterly financial results, and then move on, as I said to discuss couple more recent developments, including product shipment to T-Mobile, and the pending closing of our acquisition of SAGUNA Networks.

As per the quarterly results. For the three months ended June 30, 2021, total revenues were approximately $3,611,000, driven largely by sales of the Company’s Drone Aviation, DragonWave and Sovereign Plastics business units. Sequentially, the quarterly revenues increased more than 73% over the first quarter of 2021, reflecting the significant investments in the inventory and production capacity made in the second quarter. It also includes the operations of Sky Sapience.

I want to note, however, that revenue growth in the most recent quarter was impacted by several global factors, many of which we’ve communicated previously. You’ve seen in the news, of course, these factors include the continued shortage of key components which are end of life, and tight supply chain conditions, especially related to DragonWave radio production.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Additionally, during the quarter, we experienced temporary shipment delays of Fastback Radios as production and testing ramped up. We are pleased to have substantially addressed this matter for investment in additional post-production test equipment, and as recently announced, commenced our first volume shipments of Fastback Intelligent Backhaul Radios to T-Mobile. Because of this timing delay and as noted in the earnings release, revenues from this shipment were not recorded in the second quarter, lowering the topline results. These sales as well as additional shipments will however contribute significantly to our third and fourth quarter.

Gross profit for the three months ended June 30, 2021 stood at approximately $1.798 million, representing a gross margin of 50%. This is up from a gross margin of 48% recorded in the year ago period and an improvement from the 49% recorded in the first quarter of this year. This improvement was due to product mix, the contributions of services revenue and increased manufacturing efficiencies at Sovereign Plastics. Looking into the current quarter and the remainder of the year, we’re quite confident that margins are going to continue to improve.

Operating expenses in the quarter increased approximately $12,182,000 or roughly $850,000 from the levels reported in the first quarter of 2021. This increase was expected due to the expanded size of the business, professional services, including engineering, accounting, legal and staffing levels across the organization.

Looking at our balance sheet as of June 30, 2021, the Company ended the quarter with $4.9 million in cash and approximately $7.1 million invested in inventory and pre-planned production, which will be utilized for current production needs for the remainder of 2021.

So, let me recap just a few of the milestones of the second quarter. We announced our intent to enter the 5G Mobile Edge Compute Cloud market with the acquisition of SAGUNA, which we anticipate closing this week. Edge compute is perhaps one of the most important technologies required for 5G, and in our view, SAGUNA is one of, if not the leading provider of this critical software.

The ability to push computing and data processing closer to the user, such as a person in an IoT device in a smart city factory or power grid, or an autonomous vehicle is the key for enabling new applications and reducing the latency that makes 5G such a powerful and capable tech. We’re very excited by this technology, and for the opportunity of working with SAGUNA’s team and its growing list of impressive global partners bringing powerful new wireless network solutions to the market. This excitement was also shared by Radisys’ as part of our 5G partnership we announced in June.

Radisys is one of the global leaders in Open Telecom Software Solutions, serving public, private and government customers around the globe. Through this partnership, Radisys is looking to integrate our OpenRAN technology and SAGUNA’s Mobile Edge Computing technology into their worldwide offerings. This is going to result in COMS’ technologies being embedded in a large percentage, if not a majority of global 5G integrations. The potential impact of this on COMSovereign is very significant, and I don’t think it was caught in the previous news releases.

During the second quarter, our Aerial Platform business consisting of Sky Sapience and Drone Aviation, were each busy supporting current customers, both domestically and internationally. Both operations were also gearing up production activities on new units and working with new partners in response to several contracting opportunities, which I’ll elaborate on more in a minute.

In our Radio business, we continue to invest heavily and approach productive capacity as well as raw material inventory. During the quarter, despite limitations on the availability of key components, DragonWave was able to continue shipments of its harmony enhanced MC units to customers.

At Fastback, ramp up activity is rapidly increasing, thanks to the purchase and installation of additional test equipment which is now enabling us to meet the demand we’re seeing, including the recent Tier 1 delivery announced this morning. Also during the second quarter, Fastback was selected to support the City of Ann Arbor, Michigan as part of a combined wireless data-link solution with several partners to enhance the performance and reliability of an existing Smart City infrastructure.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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With VNC, we announced the 5G Cooperative Research and Development Agreement or CRADA with the National Institute of Standards and Technology. As noted previously, this milestone is both an honor and a privilege as it provides us with unique opportunity to have our 5G technology evaluated and tested by the standard setting body of the U.S. Government.

In June, VNC also took part in Patriot 2021, the National Guard’s Emergency Response Preparation exercise, and we did so with our partners Hughes and their SatCell Connect solution, which was recently highlighted in a published report by Hughes that we shared with investors.

At this point, I’d like to turn your attention to some recent business updates, which provide a brief glimpse into the many activities underway at COMSovereign. The first thing I want to point out is that, internally, we have efficiently reorganized our corporate structure to better align the ops of our business into three strategic units: Global Telecom, Sky Sovereign and Power System. So, let’s go in that order.

In our Global Telecom unit representing our collective radio and software divisions including DragonWave, Fastback, VNC, RF Engineering and the pending acquisition of SAGUNA, some highlights include, Fastback as noted in our deliveries today, we’ve resumed volume production after addressing several challenges, including continued disruption of supply chains, limited availability of key components, including chips and printed circuit boards. The delivery of the first $8.7 million and product to T-Mobile through the remainder of our year was only made possible because of the early commitment to sourcing of and our aggressive investment in purchasing all of the key components needed to make those link kits (phon).

In effect, we have pre-purchased what we knew we’re going to have trouble obtaining later on this year. By securing that, we sell these link kits consisting of two radios and related cabling and non-accessories to our customers, as they require replacements or upgrades to their networks. Traditionally, these orders have flow to us in a consistent and often predictable manner. This is why as we’ve said in the past, we will sell what we produce nearly as quick as we produce it.

In Fastback’s case alone, beyond the initial fulfillment of kits to this Tier 1 customer as we stand here today, we now know we have enough material on hand and the increasing capacity to produce nearly 40 million in kits for delivery over the next eight to 10 months. We will need the supply and more to meet the demand we expect from our existing 8, as well as from other Tier 1 customers who have just recently purchased Fastback radios and are actively testing them in their networks prior to issuing Pos. Ultimately, we believe that our present capability to produce and ship product will positively influence the size and pace of future orders.

At DragonWave, we’re continuing to support customers with radios. As we discussed previously, increased production on the harmony enhanced model is constrained by end of life status on key components. However, we expect demand for DragonWave radios to remain high and to quickly solve the existing inventory and all of the harmony multichannel radio here we can produce. This component end of life situation added to new technology enhancements from our engineering team are the reasons behind our decision to transition our customer base to the new Polaris product that we announced earlier this year.

We are moving ahead speedily and as expected with a final development of Polaris Gen1 and the production and sale of these new units should occur in the fourth quarter. Our expectation here is to have significant revenue contributions from Polaris Gen 1 in the first half of 2022. But to be clear, our goal is to have these already in the commercial networks this fiscal year.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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As noted late last month, COMSovereign established a strategic partnership with George Mason University for ongoing 5G and above research. This looks at the development of 5G applications such as connected transport and smart infrastructure across both government and commercial sectors.

Academic partnerships such as this are very important in the development and commercialization of 5G technology and systems and is one area we have always been very active in and are committed to. To that end, we’re working on several other programs like this with other universities which we will announce as soon as we are permitted to.

At RF Engineering, we have been busy with multiple new product development activities highlighted by the launch of the industry’s first Universal Licensed Microwave Radio Antenna serving 6-gig to 42-gig bands. This innovation solution supports over 10 different proprietary radio interfaces, and for the first time in the industry, removes a major issue-facing network operators by delivering a true plug-and-play experience.

Response to this product is already high from the existing base of customers. RFE is also about to launch its first IPTV set-top box targeted at content owners, as well as communication service providers who can handle in partnership with leading streaming services launch their own branded devices. We expect to issue material news on this front throughout the remainder of 2021.

The second major business unit we call Sky Sovereign, representing our drone-based aerial platform business and the operations of RVision.

Drone Aviation recently completed a new command and control software integration as part of a communications program working with the prime contractor for the U.S. State Department and its agencies. The team has also been working to support increased interest in activity from our customer on the southern border of the United States through series of new flight training and operations efforts in Arizona, as well as a recently completed flight demonstration in Jacksonville. Based on current activities and inquiries, we believe we’ll see new contracts in this business being executed well before the end of the calendar year.

At Sky Sapience this quarter, the team has been very busy with contracts and deliveries for new and existing customers globally. Last month, Sky Sapience also began a final component testing on the HoverMast light designed specifically for commercial and government customers here in the U.S. As I mentioned during my remarks at the Annual Shareholders’ Meeting last month, the HoverMast light program is already benefiting from our vertically integrated supply chain where production of new plastic injection molded and metal spare parts are being produced in-house by our Sovereign Plastic unit. This has significantly accelerated our time to market and reducing costs becoming a clear competitive advantage for us just like we thought it would.

RVision has been focused on converting this legacy SD analog cameras to HD, a critical need as it lose its ruggedized government portfolio into the commercial market sector as well. Testing is wrapping up now on phase one, and the unit expects to bring the first product family online in September, while shipping current product to its existing customer base. This first phase applies to the Mini HP family of products and is already scheduled for an evaluation period within RVision integrator that is embedded with several law enforcement and first-responder entities in the Southeastern United States. Phase 2 has been initiated and is focused on its dual-streaming family of products known as the dual HP and Carbide-16.

In our final business unit, Power Systems represented by InduraPower and Sovereign Plastics. External demand for Sovereign Plastics services is increasing as a myriad of manufacturers are looking for domestic suppliers for a plastic injection molding and metal stamp components. We expect revenues there to exceed $2.5 million for the second half of the year, rendering a projected 45% increase over last year’s revenues.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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At InduraPower, we are currently finishing development of two additional battery models, while manufacturing the 120 series model, and working with an autonomous vehicle manufacturer to develop a custom-made power and battery pack based on our 31-T (phon) model battery platform. We’ll announce developments there when that customer is ready.

Finally, I want to briefly mention some of the exciting developments occurring in the R&D and technology development efforts. Lextrum completed the initial over-the-air testing of its In-Band Full Duplex technology and results of that confirm our hopes this technology roughly doubles the efficiency of wireless signals, and we are integrating it into our final Polaris line product.

Innovation Digital entered into a development demonstration contract with a major U.S. government prime contractor for the customization, testing and demonstration of three of its patented digital signal processing algorithms. It has also advanced our strategic alliance with soon to be named partner for beyond state-of-the-art wideband transceiver products with new architectures that enhance the capability of software-defined radios. This significantly simplifies future radio hardware designs, increases reliability and improves performance. Innovation Digital was also recently granted its 18th U.S. patent on these ground-breaking signal technologies.

VEO, our silicon photonics operation has recently invented and patented and novel silicon germanium photodiode for photonics receiver platforms. This inventions features are greater than two times optical power handling capability and a reduced size for dramatic speed improvement. This is an ideal candidate for optical transceivers that require speed and linearity enhancements.

VEO also developed and patented a novel dielectric modulator which dramatically outperforms existing of phase modulators. In concert, this pair of inventions offers a leapfrog opportunity for silicon photonics in the future optical communication arena.

We have completed our first chip tape out with our foundry partner and expect the second tape out to complete next month. Similar to my reference to our Radisys’ venture earlier, the deal brings us another significant and disruptive opportunity in the future communications market.

Finally, under the direction of Dr. Scott Velazquez, our new Chief Research Officer, we recently completed our first intellectual property audit. The results of this preliminary audit confirmed that collectively we have 176 patents in total, including 142 issued, 32 pending and two provisional. We began to actively leverage this significant IP portfolio to further differentiate our products in the market and ensure we maximize our value and revenue for the benefits of our shareholders.

At this point, I’d like to open the call for any questions. Operator?

Operator

Our first question comes from Jamie Halegoua of Delaware Street Capital. Please go ahead.

Jamie Halegoua

Hi Dan. I was wondering if you could give shareholders any additional color about the significance of the Fastback news today. I’m wondering what it means for T-Mobile, but more importantly, the read-through for any potential Tier 1 customers that even now (inaudible).

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Daniel Hodges

Well thanks, Jamie. Today’s shipment news is tremendously important for us as a company, and for our radio brands, including Fastback, not just Fastback. It means we’ve addressed the key issues which have delayed us thus far from getting prior to the customers, including Tier 1 offers such as T-Mobile and many other regional operators.

As noted in the PR, we started to fill the initial 8.7 million and we’re going to complete that through the remainder of Q3, and into Q4 as we ramp up production. I’d like to point out this 8.7 million orders, not a one-time purchase as we expect additional orders from the Q1 customer.

Furthermore, the nearly $40 million in revenue for just the Fastback IBRs, that we believe will fill over the next eight-plus months to other Tier 1s and regional operators, based on what we have on hand today, but we’re finalizing ways to increase that number significantly as well. This is going to be critical as we’re working with other customers, both Tier 1s, regional operators and WISPs, which are Wireless Internet Service Providers, who are not only testing the radios now, but have made indications of intent to order, both here in the States and foreign. Resuming volume production was an important signal to both new and existing customers, deliveries even better and that’s what’s underway.

I should make it clear though, none of this increased revenue from DragonWave or VNC or from the addition of Polaris, all which will contribute significantly to radio revenue in the fourth quarter and beyond. Hope that answers that.

Jamie Halegoua

Yes, thank you.

Operator

The next question comes from Theodore O’Neill with Litchfield Hills Research. Please go ahead.

Theodore O’Neill

Thanks, very much. Dan, the number of companies that we cover are having the same kind of issues in terms of delays in getting product delivered and are building inventories, which I think you mentioned in your prepared remarks. Are you doing the similar sort of thing to prevent this from happening as you come up with other products like the Polaris?

Daniel Hodges

That’s a great question. Thanks, Theodore.

There’s two important things to remember, there are parts that you just cannot get anymore no matter what the value, and there are other parts, such as ones that we had for enhanced, which were $0.80 at the time which are now selling for $7, you obviously cannot make money if you do that. We’re in business to make money, not just produce revenue. We want to make money off of it. So, that’s why enhanced, there’s been as we say shot in the head, and the G1 is taking over. The G1 has—they’re new components and they’re able to be procured easily and cheaply. The second thing that I’ll tell you is like the Fastback lines, we knew that was coming, and so we were so anxious because the offerings completed in January and February, and buy as much of those components as we could immediately, because we knew the shortage was underway and the price was going to go up, so that’s why we’re excited. When you think of cost of goods sold, and you go, wow, these COM’s guys actually went out and bought—they’ve got their cost of goods sold on here covered in the first and second quarters. So, if somebody will realize that, that this $40 million that we have the ability to sell now, well, it comes with hardly any increased cost of goods sold, because we already have the components, and that’s an important issue to understand.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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The Fastback when you do run out of those components, we are already presently, not reinventing per se, but putting the features of the Fastback Radio into the Polaris Gen 2 line, which will supplant and obviate the current designs of Fastback. So, I hope that answers your question.

Theodore O’Neill

I does. Dan you also commented whether or not you had to pay extra to expedite shipping of the Fastback to your customers?

Daniel Hodges

Not so much that. No. You know, the current Tier 1 customer which we let slip is—they are—they actually pick it up. So, it’s FOB your location and they pick them up so, that’s nice.

The added expense that we had was very minor, and that was as we changed from what we call paraboard, which are your circuit boards before you attach all the components, those had to be shifted from one source to another source. That slightly elevated them, but you’re talking a few dollars. Other than that, we had our components agreed to on purchase price and kind of sitting in an escrow, if you will, while we’re waiting on the offering to close. So, that’s the case.

Theodore O’Neill

Okay, thanks very much.

Operator

The next question from Lee Harper (phon) of Hemmick (phon). Please go ahead.

Lee Harper

Thanks for taking the question. I think you’ve answered part of it, but given the global shortage with your key components, how do you think this is going to affect your revenue in the third and fourth quarters? And, what would affect one unit more than the others?

Daniel Hodges

Well, like so many other telecoms, just pick one. Component shortages are certainly a factor in our business. The other telecoms are having I would say not just as much, but a worse time than we have had because we planned a little better. But we expect the Polaris production is going to commence in Quarter 4 with initial product for sale before the end of the year. That said, we’ve been fortunate enough to secure the component inventory as I mentioned before, to produce themselves many Fastback units as a manufacturing line to crank out between now and when they’re replaced.

In other parts of the business such as Sky Sovereign, we’re capping our global network like Sky Sapience in Israel, RVision here in the U.S., we found supplies needed for these near-term system orders. To be clear, this is an issue that’s ongoing and we’re focused on nearly every day and are getting out in front of. So, the revenues in the third and fourth quarters for the Fastback line, you’ll see a reduced cost of goods sold, because we’ve already spent the money, and you’re going to see, I believe a pretty big jump fourth quarter even with the Polaris Gen 1 lines coming aboard.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Lee Harper

Okay, thanks.

Operator

The next question comes from David Lavigne of Trickle Research. Please go ahead.

David Lavigne

Hi, Dan. I have a little more conceptual question here. I’m sure you’re looking at all the acquisitions and kind of the brainpower, I guess, that all of those represent, which I think is sort of indicative in the IT portfolio, in the audit you sort of referenced. So, I’m wondering as I look at the acquisitions and think about some of these people being, I think, at least somewhat entrepreneurial in nature, I’m just kind of wondering how the integration of all those people and personalities is going, and maybe then just how important is the integration of that, and you know, that collective brainpower to creating synergies to, you know, kind of the future of the Company in terms of new products, and new developments, some of those sorts of things.

Daniel Hodges

Very interesting. I’m glad you picked up on that. I can say very succinctly, and that is the thing of beauty to watch. When you have so many Type A personalities, you typically will have some conflict, a little struggle, if you will, here and there. I’m not saying we’re not without that, occasionally, but the vast majority of time and in nearly all cases, each of the individuals brought aboard have blended (inaudible) seamlessly. We bring in Dr. Scott Velazquez from Innovation Digital, he’s the pioneer in Digital Pre-Distortion and those types of technologies. Four advanced degrees out of MIT, you’d think there’d be a struggle there, but there’s not. He’s pitched in and worked, I would say with a pickaxe and a shovel just as hard as everybody else and we’ve seen some great things come out of it. We’re just so excited with this Radisys coming up, the Mobile Edge Compute, his technologies. One we haven’t even mentioned, the TAM technology combined with Innovation Digital’s digital pre-distortion is going to just blow the socks off of the markets when they get wind of it. So, all of these individuals have merged in and helped make it greater than the sum of its parts by far.

David Lavigne

Great, thank you.

Operator

The next question comes from Larry Holub of Holub Family Office. Please go ahead.

Larry Holub

Hi, Dan. Operating expenses jumped very high in second quarter and the Company’s current cash position relative to the cash burn is concerning. So, how can we think about Opex in the second half of 2021? Will the Company have to raise additional capital either, equity or debt in the near-term?

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Daniel Hodges

That’s a great—another great question. You guys are full of them today, and I would be lying if I say that that doesn’t concern me as well. However, you know we believe, there’s clearly more expensive in the quarter related to our acquisitions and production ramp up activities, as I mentioned, acquisition of the components. So, while costs are expected to grow obviously in line with expanding operations and manufacturing and sales, we don’t expect the pace of expense growth to continue. That’s witnessed by gross margin. Even as we have a loss for the quarter, the gross margins were still better. So, expense is up $850 from the first quarter yet up 73% from the first quarter in overall revenue. So, we’re actively working on our integration activities, which will positively impact costs of achieving economies of scales and process improvement.

It’s also worth noting as mentioned in our earnings PR, gross margins now stand at 50, as I said. We believe they’ll continue to improve into 2022 driven by further sales of Fastback radios, with that lower cost of goods sold, sales of aerial platforms and through new products being introduced by RF Engineering. Now, in terms of the cash and the need for more capital to fund production as I’ve said before, our goal is not the issue equity at what we believe are very depressed levels here. In addition, to converting our sizable investments of inventory into revenue, we’re continuing to selectively explore financing options, such as debt and lines of credit, which will improve and provide the liquidity we need as revenues continue to grow.

Operator

The next question comes from Michael Shaw of Shaw Capital. Please go ahead.

Michael Shaw

Good afternoon. I know that two of your analysts are on this call, but let me ask you a question. They currently have revenue targets of up to $56 million for 2021. Are you comfortable with these estimates?

Daniel Hodges

Thanks for that. We expect large growth driven both organically through new contracts, increased production across each of the business units, and via the contribution of our newly acquired businesses coming online like RF Engineering and SAGUNA, and I’ll repeat what I said at the end of my remarks .Right now there are two COMS analysts on the street with their own expectations. Based upon where we sit today, we have comfort in our ability to meet their annual targets. I hope that answers that for you.

Michael Shaw

Thank you.

Operator

The next question comes from Darren Shriver (phon), a Private Investor. Please go ahead.

Darren Shriver

Yes, thanks for taking my question. My question kind of centers around, in a short span of time, you announced the acquisition of SAGUNA Network followed not long after by the partnership or the enhancement of the partnership with Radisys. Now, you kind of touched on this a little bit earlier, but I’d just love to get any additional color you can provide regarding what this means to your—to the strategic nature of what you’re building here and how it could maybe set you apart in the market based on what those two things bring with Mobile Edge Computing (phon) so forth?

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Daniel Hodges

Thanks for that, genuinely. SAGUNA is a very exciting software technology. The Mobile Edge Compute is a critical enabler for 5G. Even the largest telecoms right now are beginning to choose their partners now in this, because too many are too late to the game to create internally. What Mobile Edge Compute provides is bringing that compute power of 5G to the front edge. It’s nearer to the user, and if you don’t do that, you’re not going to be able to reduce the latency for the 5G. The acquisition for us has taken longer than expected as we navigate requirements of Israeli Law on acquisitions. But, we do expect it to close this week, and we’ll make that announcement.

Our engineering and marketing teams have already begun working closely on a number of projects, including technology integration and future developments, even on closing new business opportunities with some very large players in the market. Again, more details on this will be forthcoming as they’re warranted and wise. I hope that sufficiently answers your question.

Darren Shriver

Yes, just to confirm. I believe you had an existing relationship with Radisys, but then the SAGUNA acquisition may have really opened their eyes potentially to wanting to have a more enhanced partnership, would that be a fair way to say it?

Daniel Hodges

Yes, Radisys is—you know, it’s been better than two-thirds of the world’s 5G integration efforts right now. Its software stack and they really liked our O-RAN capability, and we’re working with them to embed that. What Mobile Edge Compute does is something they have been wanting to locate and have been researching, and we actually went to them first and said, “Hey, we have this opportunity, do you have Mobile Edge Compute? And I said, “No, and if you find it, please let us know.” So, we did some more research and discovered I mean frankly, the SAGUNA is a backbone if you will, with the fastest 5G deployment in the world right now in Zhengzhou, South Korea. So, to us, the top player, I mentioned earlier, it’s one of the top, we believe it is the top. And embedded back, if it’s going into the majority of the world’s 5G, COMS will be. That is significant and I hope people can noodle through that.

Darren Shriver

Great, thanks for the color. Appreciate that.

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to Dan Hodges for any closing remarks.

Daniel Hodges

Thank you. This is obviously gone on 37 minutes, I apologize. But I’d like to, as is customary, conclude today’s call with just a few remarks.

First, on behalf of the entire COMSovereign team, I’d love to welcome Mariam Sorond as the latest addition to our already impressive and accomplished Advisory Board. For those who don’t know, Mariam, she’s currently the Chief Research and Development Officer and Senior Vice President of CableLabs, the premier not-for-profit Innovation Research and Development lab, which serves cable and mobile network operators. Her background is impressive and includes working at DISH where she led the R&D effort for their innovative 5G network and positions at Nextel, ICO, PrimeCo and Lucent Technologies, which is now Nokia. We look forward to Mariam’s valuable input and support as we continue to advance COMS’ strategic growth plans.

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Second, while there are headwinds created by chip shortages and longer than ideal supply chains for select components, we do believe, as I think we’ve demonstrated today, we’re very well positioned and poised to execute, and in fact, are executing on the aggressive growth plans we’ve articulated publicly over the past six months. We remain very disciplined and focused on these challenges and are working each day to ensure we’re executing as efficiently and effectively as possible.

As an example, this aggressive investment in the parts and production capability this year has proven to be a critical enabler of our ability to now manufacture and sell radios to these customers, such as T-Mobile and a couple of the other Tier 1s, which we announced this morning and we’ll be announcing in the near future as well.

Third, recently researched coverage of COMSovereign was published by two independent non-paid analysts, Litchfield Hills and Trickle, we’ve heard from both today. Thank you for logging in you two. These reports, they’ve built—provide a good look into the business and I encourage you to read them. It’ll show the large opportunities we are uniquely positioned to capitalize on, and although we can’t comment specifically on the various financial models, nor expectations of the analysts, we do have comfort in our ability to meet their annual targets. We’ve been told that additional analyst reports are in process and we’ll communicate information on those as soon as they’re made available.

A final message I’d like to leave you with is this, the world is very early in the 5G revolution, yet this opportunity is already expanding for the most innovative and capable providers, especially for U.S. based ones like COMSovereign. In the past, we’ve talked about the strategic importance of Made in America to both domestic and global Operators of public and private networks. This effort is taking on even greater urgency now, thanks to new spending proposals for infrastructure, rural access and federal purchasing. Based on what’s underway here, we believe we’re well positioned to capture a decent portion of that enormous opportunity. It’s through the combination of these talented teams, Board of Directors and Advisors and the commitment of investors that are allowing us to deliver on these opportunities. While we’re addressing a number of global challenges, we know the investments made over the past six months were the right ones.

As evidenced in the announcement, these volume shipments and capabilities have led to our ability to produce an extra $40 million worth of Fastback Intelligent Backhaul Radios alone over the next 8 to 10 months in addition to our other radio line products. It’s a testament to the ability to adapt to these challenges, and we believe this development is credible proof we can deliver against the high expectations we’ve set for ourself.

I’d like to thank everyone and especially Spike (phon) for joining us today. Have a very great week.

Operator

The conference is now concluded. Thank you for attending today’s presentation, and you may now disconnect.

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